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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2002

MacroPore Biosurgery, Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-32501 (Commission File Number)	33-0827593 (IRS Employer Identification No.)
6740 Top Gun Street, San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (858) 458-0900

Item 2. Acquisition or Disposition of Assets.

        (a)  On November 13 and 19, 2002, MacroPore Biosurgery, Inc., a Delaware corporation ("MacroPore"), and StemSource, Inc., a privately-held Delaware corporation ("StemSource"), completed a two-step reorganization transaction (the "Merger") pursuant to an Agreement and Plan of Reorganization dated as of October 9, 2002 (the "Merger Agreement") by and among MacroPore, MS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of MacroPore ("Acquisition Sub"), and StemSource. The initial step of the reorganization transaction involved a merger of Acquisition Sub with and into StemSource, with StemSource continuing as the surviving corporation. This initial step was completed on November 13, 2002. The second step involved a statutory merger of StemSource with and into MacroPore, with MacroPore continuing as the surviving corporation. This second step was completed on November 19, 2002.

        On July 12, 2002, MacroPore loaned to StemSource the amount of $1,000,000 in cash (the "MacroPore Loan"), in exchange for which StemSource issued a convertible promissory note. In connection with the Merger, MacroPore has assumed the Loan.

        In contemplation of the closing of the Merger, MacroPore purchased from five separate StemSource stockholders an aggregate of 2,717,500 shares of StemSource Common Stock (the "MacroPore Purchases"). The consideration paid by MacroPore in connection with the MacroPore Purchases was an aggregate of $1,861,487 in cash. The source of these funds was MacroPore's working capital. In addition to the MacroPore Loan and the MacroPore Purchases, upon the closing of the Merger, MacroPore delivered to the StemSource stockholders 1,447,755 shares of MacroPore Common Stock in exchange for all the outstanding shares of StemSource Series A Preferred Stock and Common Stock that were not already owned by MacroPore.

        The amount of cash and stock issued by MacroPore in connection with the Merger was determined by arms length negotiations between MacroPore, StemSource and the StemSource stockholders. As a basis for such negotiations, MacroPore management reviewed StemSource's contracts, intellectual property, projections and other factors, such as anticipated synergy between the companies' services and products and anticipated consumer demand for the combined companies' products.

        Before the Merger and the MacroPore Purchases, MacroPore owned approximately 13.5% of the issued and outstanding capital stock of StemSource. In addition, Christopher J. Calhoun, a director of MacroPore and MacroPore's President and Chief Executive Officer, was a member of StemSource's Board of Directors through the closing of Merger (although Mr. Calhoun abstained from voting in such capacity with regard to the Merger Agreement and merger of Acquisition Sub with and into StemSource). Immediately before the closing of the Merger, and giving effect to the MacroPore Purchases, MacroPore owned approximately 38% of the issued and outstanding shares of StemSource capital stock. In connection with the Merger, Marc Hedrick, M.D. and Ronald Henriksen were elected to the Board of Directors of MacroPore, and Mr. Hedrick was also appointed as Chief Scientific Officer of MacroPore.

        MacroPore granted to StemSource stockholders who acquired at least 10,000 shares of MacroPore Common Stock in the Merger "piggy back" registration rights (subject to underwriter cut back) under the Securities Act of 1933, as amended, with respect to the shares of MacroPore Common Stock issued in the Merger, and such rights are exercisable in the event MacroPore registers MacroPore Common Stock on behalf of certain named founders of MacroPore.

        (b)  StemSource is engaged in research toward the development of therapies based on adult stem cells. MacroPore intends to continue to carry on the business heretofore conducted by StemSource and to use StemSource's plant, equipment and other physical property in the conduct of such business.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)  Financial statements of business acquired.

        MacroPore will file with the Securities and Exchange Commission the financial statements of StemSource required under Item 7(a) of Form 8-K within the time period permitted by Item 7(a)(4) of Form 8-K for filing such information.

        (b)  Pro forma financial information.

        MacroPore will file with the Securities and Exchange Commission the financial statements of StemSource required under Item 7(b) of Form 8-K within the time period permitted by Item 7(a)(4) and Item 7(b)(2) of Form 8-K for filing such information.

        (c)  Exhibits

2.1	Agreement and Plan of Reorganization, dated October 9, 2002, by and among MacroPore Biosurgery, Inc., StemSource, Inc. and MS Acquisition, Inc. (the "Merger Agreement"). Certain schedules and exhibits referenced in the Merger Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.
2.2	Amendment No. 1 to Agreement and Plan of Reorganization, dated November 4, 2002, by and among MacroPore Biosurgery, Inc., StemSource, Inc. and MS Acquisition, Inc.
10.1
Registration Rights Agreement, dated November 13, 2002, among MacroPore Biosurgery, Inc. and certain holders of shares of Common Stock of MacroPore Biosurgery, Inc. Certain schedules and exhibits referenced in the Registration Rights Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACROPORE BIOSURGERY, INC.
Date: November 27, 2002	By:	/s/ CHRISTOPHER J. CALHOUN
Name: Christopher J. Calhoun Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
2.1
Agreement and Plan of Reorganization, dated October 9, 2002, by and among MacroPore Biosurgery, Inc., StemSource, Inc. and MS Acquisition, Inc. (the "Merger Agreement"). Certain schedules and exhibits referenced in the Merger Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.
2.2	Amendment No. 1 to Agreement and Plan of Reorganization, dated November 4, 2002, by and among MacroPore Biosurgery, Inc., StemSource, Inc. and MS Acquisition, Inc.
10.1
Registration Rights Agreement, dated November 13, 2002, among MacroPore Biosurgery, Inc. and certain holders of shares of Common Stock of MacroPore Biosurgery, Inc. Certain schedules and exhibits referenced in the Registration Rights Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX